UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

TECK COMINCO LIMITED

(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

200 Burrard Street, Suite 600,
Vancouver, British Columbia, Canada	V6C 3L9
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A. (c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A. (d), check the following box. ☐

Securities Act registration file number to which this form relates (if applicable): N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be registered	each class is to be registered

Class B Subordinate Voting Shares	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:  None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.            Description of Registrant’s Securities to be Registered.

This registration statement relates to the registration with the Securities and Exchange Commission (the “Commission”) of Class B Subordinate Voting Shares (the “Subordinate Voting Shares”), of Teck Cominco Limited, a corporation continued under the Canada Business Corporations Act (the “Company”). This registration statement is filed with the Commission in connection with the listing of the Subordinate Voting Shares on the New York Stock Exchange, Inc. (the “NYSE”). The Registrant expects trading of its Shares to begin on the NYSE on June 26, 2006.

The authorized share capital of the Company consists of an unlimited number of Class A Common Shares (the “Class A Shares”) carrying 100 votes per share, an unlimited number of Subordinate Voting Shares carrying one vote per share and an unlimited number of preference shares, issuable in series. As at June 7, 2006, there were outstanding 4,673,453 Class A Shares, 217,603,422 Subordinate Voting Shares (calculated on a fully diluted basis, excluding the conversion rights of holders of Teck Class A Shares) and no preference shares.

The Subordinate Voting Shares carry the right to one vote per share. Each Class A Share is convertible, at the option of the holder, into one Subordinate Voting Share. The Class A Shares and the  Subordinate Voting Shares rank equally, including in respect of dividends and the right to receive the remaining property of the Company upon dissolution. No dividends may be paid on the Class A Shares or the Subordinate Voting Shares unless all dividends on any preferred shares outstanding have been paid. Subject to the rights, privileges, restrictions and conditions attaching to any preference shares, the holders of the Class A Shares and the Subordinate Voting Shares are entitled to such dividends as may be declared by the board of directors in its discretion out of funds legally available therefor.

Because (i) the Class A Shares represent approximately 68.9% of the aggregate voting rights attached to the outstanding Class A Shares and Subordinate Voting Shares, and (ii) the board of directors of the Company may issue preference shares with conversion or other rights or preferences that could impede the success of any attempt to acquire the Company, a third party may be discouraged, delayed or prevented from acquiring the Company, even if doing so might benefit the Company’s shareholders, including the holders of the Subordinate Voting Shares. This may also affect the price the holders of the Subordinate Voting Shares would receive for their shares in a takeover.

The attributes of the Subordinate Voting Shares contain so-called “coattail provisions” which provide that, if an offer (an ”Exclusionary Offer”) to purchase the Class A Shares which is required to be made to all or substantially all holders thereof, is not made concurrently with an offer to purchase the Subordinate Voting Shares on identical terms, then each Subordinate Voting Share will be convertible into one Class A Share. The Subordinate Voting Shares will not be convertible in the event that an Exclusionary Offer is not accepted by holders of a majority of the Class A Shares (excluding those shares held by the person making the Exclusionary Offer). If an offer to purchase the Class A Shares does not, under applicable securities legislation or the requirements of any stock exchange having jurisdiction, constitute a “take-over bid” or is otherwise exempt from any requirement that such offer be made to all or substantially all holders of the Class A Shares, the coattail provisions will not apply.

Item 2. Exhibits.

The following exhibits have been filed as exhibits to the Registration Statement, and are hereby incorporated by reference.

Exhibit Number	Description
3.1	Articles of the Company.

3.2	By-laws of the Company.

4.1	Form of Class B Subordinate Voting Share Certificate.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:  June 19, 2006

TECK COMINCO LIMITED

By:	/s/ Peter Rozee

Name:	Peter Rozee

Title:	Senior V.P., Commercial Affairs

INDEX TO EXHIBITS

Exhibit Number	Description
3.1	Articles of the Company.

3.2	By-laws of the Company.

4.1	Form of Class B Subordinate Voting Share Certificate.